Exhibit 10.13

Translated from Original Mandarin

Guarantee Agreement

Loaner:   Songyuan City Yuqiao Qianan Hong Xiang Oil and Gas
              development Co., Ltd

Guarantor:   Ju Gui Zhi

According to the agreement made between Songyuan City Yuqiao Qianan Hong Xiang Oil and Gas development Co., Ltd (hereafter refers to as Hong’Xiang) and Songyuan City Yuqiao Oil and Gas Development Co., Ltd (hereafter refers to as Yu’Qiao) on April 12, 2006,

In case that Yu’Qiao fails to repay its debts of RMB 5,364,308.4 to Hong’Xiang in full amount according to the debts settlement agreement, the Guarantor shall voluntarily use her own funds which owed by Hong’Xiang to redeem such debts and fulfill the responsibility of being the guarantor to Yu’Qiao.

This agreement will be effective immediately upon signing or seal.

Guarantor
/s/ Ju Gui Zhi

April 12, 2006